                                                                                                                        Exhibit 12.1
                                                                           AmerisourceBergen Corporation
                                                                       Ratio of Earnings to Fixed Charges (1)
                                                                           (in thousands, except ratios)

                                                                      Year          Six Months       Twelve Months
                                                                      Ended            Ended             Ended
                                                                  September 30,      March 31,         March 31,
                                                                      2001             2001              2001
                                                                 ----------------  --------------  -----------------

Determination of Earnings:
   Income from continuing operations before taxes and
     distributions on preferred securities of subsidiary trust       $257,205           $197,267           $278,704
   Interest expense                                                   163,215             91,684            176,010
   Estimated interest portion of rent expense                          19,521              9,709             19,358
                                                                 ---------------   --------------  -----------------

          Total earnings as defined                                  $439,941           $298,660           $474,072
                                                                 ===============   ==============  =================

Fixed charges
   Interest expense (2)                                              $163,215            $91,684           $176,010
   Estimated interest portion of rent expense                          19,521              9,709             19,358
   Capitalized interest                                                 1,150                310                690
   Accretion to par of preferred securities of subsidiary trust         1,312                656              1,312
   Distributions on preferred securities of subsidiary trust           23,400             11,700             23,400
                                                                 ---------------   --------------  -----------------

Total fixed charges                                                  $208,598           $114,059           $220,770
                                                                 ===============   ==============  =================

Ratio of earnings to fixed charges                                        2.1                2.6                2.1

(1) The ratios of earnings to fixed charges for AmerisourceBergen were calculated using summary unaudited pro forma consolidated statement of operations data for the year ended September 30, 2000, and the six months ended March 31, 2001. The summary unaudited pro forma consolidated statement of operations data used in the calculations were prepared under the purchase method of accounting as if the merger between AmeriSource and Bergen and the related financing transactions had been completed on October 1, 1999. We have included this information only for purposes of illustration, and it does not necessarily indicate what the ratios of earnings to fixed charges would have been if the merger and the related financing transactions had not been completed on October 1, 1999. Moreover, this information does not necessarily indicate what the future ratios of earnings to fixed charges will be. You should read this exhibit in conjunction with the "AmerisourceBergen Corporation Unaudited Pro Forma Consolidated Condensed Financial Information" included in the Current Report on Form 8-K filed by AmerisourceBergen on August 1, 2001, which is incorporated herein by reference. The ratios are derived from pro forma financial information that gives effect to the issuance of $500 million Senior Notes due 2008.

(2) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds and amortization of deferred financing fees.
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                        AmeriSource Health Corporation
                      Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

                                                         Nine
                                                        Months
                                                        Ended
                                                       June 30,                         Years Ended September 30,
                                                        2001          2000          1999        1998(2)        1997         1996
                                                     ----------- -------------------------------------------------------------------
Determination of earnings:
   Income before taxes and extraordinary items         $143,902     $159,700       $119,312      $80,752      $82,186       $63,184
   Fixed charges (as calculated below)                   34,675       47,753         45,402       63,804       48,178        40,673
                                                     -----------  -----------  -------------  -----------  -----------  ------------

     Total earnings as defined                         $178,577     $207,453       $164,714     $144,556     $130,364      $103,857
                                                     ===========  ===========  =============  ===========  ===========  ============
Fixed charges
   Interest expense (1)                                 $30,030      $41,857        $39,690      $58,179      $43,259       $37,273
   Estimated interest portion of rent expense             4,645        5,896          5,712        5,625        4,919         3,400
                                                     -----------  -----------  -------------  -----------  -----------  ------------

     Total fixed charges                                $34,675      $47,753        $45,402      $63,804      $48,718       $40,673
                                                     ===========  ===========  =============  ===========  ===========  ============

Ratio of earnings to fixed charges                           5.2         4.3          3.6            2.3          2.7          2.6

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds and amortization of deferred financing fees.

(2) The 1998 ratio has been negatively impacted by $7.8 million of interest expense - adjustment of common stock put warrant to fair value, a non-cash charge further described in Note 5 of Form 10-K for the fiscal year ended September 30, 2000.